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                                                                    EXHIBIT 99.1


UNITED STATES DISTRICT COURT
EASTERN DISTRICT OF NEW YORK
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                                             [SEAL]
IN RE HEALTH MANAGEMENT, INC.                           Master File No.
SECURITIES LITIGATION                                   96-CV-889 (ADS)

                                                        CLASS ACTION

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                               FINAL JUDGMENT AND
                      ORDER OF PARTIAL DISMISSAL OF ACTION


                                        KAPLAN, KILSHEIMER & FOX LLP
                                        Robert N. Kaplan (RK-3100)
                                        Frederic Fox (FF-9102)
                                        Joel B. Strauss (JS-6585)
                                        685 Third Avenue
                                        New York, NY  10017
                                        (212) 687-1980

                                        ZWERLING, SCHACHTER
                                          & ZWERLING, LLP
                                        Jeffrey Zwerling (JZ-7924)
                                        Joseph Lipofsky (JL-0971)
                                        767 Third Avenue
                                        New York, NY  10017
                                        (212) 223-3900

                                        Plaintiffs' Settlement Counsel
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        This matter came on for hearing on June 9, 1997, upon the application of the parties for approval of the Restated Partial Settlement set forth in the Restated Stipulation of Partial Settlement (the "Restated Stipulation") dated as of April 23, 1997. Due and adequate notice having been given to the Settlement Class defined below, and the Court having considered the Restated Stipulation, all papers filed and proceedings had herein and all oral and written objections and comments received regarding the proposed settlement, and having reviewed the entire record in the litigation, and good cause appearing.

        IT IS HEREBY ORDERED, ADJUDGED AND DECREED AS FOLLOWS:

        1. The Court, for purposes of the Final Judgment and order of Partial Dismissal of Action (the "Final Judgment"), adopts all defined terms as set forth in the Restated Stipulation.

        2. The Court has jurisdiction over the subject matter of the Class Action, the Representative Plaintiffs, the Settlement Class, and the Settling Defendant.

        3. The Court finds that the distribution of the Notice of Restated Partial Settlement of Class Action and Settlement Hearing, and publication of the Summary Notice as provided for in the Order Preliminarily Approving Restated Partial Settlement. Approving Notice of Proposed Restated Settlement, and setting Settlement Hearing constituted the best notice practicable under the circumstances to all persons within the definition of the Settlement Class, and fully met the requirements of Rule 23 of the

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Federal Rules of Civil Procedure, due process, the United States Constitution, and any other applicable law.

        4. The Court hereby certifies for settlement purposes only, a class consisting of all persons and entities that purchased shares of Health Management, Inc. ("Health Management") common stock during the period from and including August 25, 1994 through and including February 26, 1996, inclusive, excluding defendants, the members of the immediate families of each of the individual defendants, their legal representatives, heirs, successors or assigns, any entity in which any such defendant has a controlling interest and the directors, officers, subsidiaries and successors of Health Management. The Court further finds that the Lead Plaintiffs are adequate Class representatives.

        5. Pursuant to and in accordance with the requirements of Rule 23 of the Federal Rules of Civil Procedure, the Court approves the Restated Partial Settlement of the Class Action set forth in the Restated Stipulation, each of the releases and other terms, as fair, reasonable, and adequate to the Settlement Class. The parties to the Restated Stipulation shall complete and finalize the settlement in accordance with the terms set forth in the Restated Stipulation.

        6. Except as to any individual claim of those Class Members (identified in Exhibit 1 hereto) who have validly and timely requested exclusion from the Settlement Class, the Released Claims are dismissed on the merits and with prejudice, as to the Settling


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Defendant and its subsidiaries only, and the parties are to bear their own costs.

        7. All Settlement Class Members whether or not such Settlement Class Member has filed a Proof of Claim, shall, as of the Effective Date, conclusively be deemed to have released and forever discharged the Settling Defendant and its subsidiaries from all Released Claims.

        8. The Settling Defendant shall, as of the Effective Date, conclusively be deemed to have released and forever discharged each of the Representative Plaintiffs, the Settlement Class Members, and counsel to the Representative Plaintiffs, as set forth in the Restated Stipulation.

        9. All Settlement Class Members are permanently barred and enjoined from instituting or prosecuting, in any capacity, any action or proceeding that involves or asserts any of the Released Claims against the Settling Defendant.

        10. The Settling Defendant is permanently barred and enjoined from instituting or prosecuting, in any capacity, any action or proceeding that invokes or asserts any of the claims released in the Restated Stipulation.

        11. All existing and future defendants and third-party defendants in this or related actions, and all other persons, are permanently barred and enjoined forever from asserting, commencing or maintaining against the Settling Defendant and its subsidiaries (either directly or indirectly) any and all claims (which claims now exist or may exist in the future), actions and proceedings for

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contribution, indemnification (whether express, contractual, implied or common law), offsets or claims-over arising out of the acts, facts, omissions or circumstances alleged in the Amended Consolidated Complaint or any of the other complaints in the litigation, whatever the theory or however denominated and whether brought in the litigation or some other action. This bar extends, without limitation, to any claim by which a person seeks to shift to another person any portion of liability for causes of action asserted by the Representative Plaintiffs. This injunction and bar apply to any form of action or attempted action, including, without limitation, any claim by way of third-party or subsequent-party complaint, collateral action, cross-claim, counterclaim, separate claim or otherwise, in the litigation or in any other court, arbitration, administrative agency or forum. All such claims are hereby extinguished, discharged, satisfied and unenforceable.

        12. The Court hereby bars all future claims for contribution arising out of this action by settling party defendant Health Management against all persons whose liability has not been extinguished by the settlement in this case, which has been approved by this Court as of the date of this Final Judgment.

        13. If a verdict or judgment is entered against any Non-Settling Defendant in the litigation, said verdict or judgment shall be reduced by an amount equal to the greater of (a) an amount that corresponds to the percentage of responsibility of the Settling Defendant; or (b) the actual amount paid pursuant to the Restated Stipulation.


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        14.     All Persons who have filed valid and timely requests for
exclusion from the Settlement Class shall not be bound by this Final Judgment.
A list of the names of those persons who are not bound by this Final Judgment is attached hereto.

        15. The Court reserves exclusive and continuing jurisdiction over the Class Action, the Representative Plaintiffs, the Settlement Class and the Settling Defendant for the purposes of: (1) supervising the implementation, enforcement, construction, and interpretation of the Restated Stipulation, the Preliminary order, the proposed Plan of Allocation, and the Final Judgment; (2) hearing and determining any application by Plaintiffs' Lead Counsel for an award of attorney's fees, costs, and expenses; and (3) supervising the distribution of the Settlement Fund.

        16. Any Plan of Allocation to be submitted by Plaintiffs' Settlement Counsel or any order to be entered regarding the attorneys' fees application shall in no way disturb or affect this Final Judgment and shall be considered separate from this Final Judgment.

        17. Neither the Restated Stipulation nor the Restated Settlement contained therein, nor any act performed or document executed pursuant to or in furtherance of the Stipulation or the settlement: (i) is or may be deemed to be or may be used as an admission of, or evidence of, the validity of any Released Claim, or of any wrongdoing or liability of the Settling Defendant, or
(ii) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of the Settling Defendant in

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any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal. The Settling Defendant may file the Restated Stipulation and/or the judgment from this action in any other action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction or any theory of claim preclusion or issue preclusion or similar defense or counterclaim.


DATED: June 9, 1997                               ARTHUR D. SPATT
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                                                  ARTHUR D. SPATT
                                                  UNITED STATES DISTRICT JUDGE